Exhibit (o)

C-SCOF Seed Vehicle, L.P.

Audited consolidated financial statements

for the period from 9 October 2024 (date of registration) to 30 June 2025

C-SCOF SEED VEHICLE, L.P.

TABLE OF CONTENTS

AUDITED CONSOLIDATED FINANCIAL STATEMENTS

C-SCOF SEED VEHICLE, L.P.

ADMINISTRATION

GENERAL PARTNER:	C-SCOF GP Limited
PO Box 255, Trafalgar Court
Les Banques
St. Peter Port
Guernsey
GY1 3QL

DIRECTORS of	John Charlton Loveless (Resigned 14 February 2025)
C-SCOF GP Limited:	Paul McDonald (Resigned 01 July 2025)
Katy Elizabeth Le Huray (Resigned 01 July 2025)
Roger Alan Le Tissier (Resigned 14 February 2025)
Jeremy Malcolm Hollier (Resigned 14 February 2025)
Roxanne Caroline Le Prevost (Resigned 14 February 2025)
Coller Private Market Secondaries Advisors, LLC (Appointed 01 July 2025)
Coller GP Holdings Limited (Appointed 14 February 2025; Resigned 01 July 2025)
Eli Bauernfreund (Resigned 14 February 2025)
Chistopher Fawcus Lovell Legge (Resigned 14 February 2025)
Helen Louise Lamb (Resigned 14 February 2025)

DIRECTORS of	John Charlton Loveless
Coller GP Holdings Limited:	Roger Alan Le Tissier
Roxanne Caroline Le Prevost
Jeremy Malcolm Hollier
Katy Le Huray (Resigned 14 August 2025)

DIRECTORS of	Alex Wahllof-Malinconico
Coller Private Market Secondaries Advisors, LLC:	Helen Lamb
Josh Schnurman
Radin Ahmadian

INDEPENDENT AUDITOR:	PricewaterhouseCoopers CI LLP
Royal Bank Place
1 Glategny Esplanade
St. Peter Port
Guernsey
GY1 4ND

ADMINISTRATORS:	Northern Trust International Fund Administration
Services (Guernsey) Limited
PO Box 255, Trafalgar Court
Les Banques
St. Peter Port
Guernsey
GY1 3QL

REGISTERED OFFICE:	PO Box 255, Trafalgar Court
Les Banques
St. Peter Port
Guernsey
GY1 3QL

Independent auditor’s report to the partners of C-SCOF Seed Vehicle, L.P.

Report on the audit of the consolidated financial statements

Our opinion

In our opinion, the consolidated financial statements give a true and fair view of the consolidated financial position of C-SCOF Seed Vehicle, L.P. (the “partnership”) and its subsidiaries (together the “group”) as at 30 June 2025, and of their consolidated financial performance and their consolidated cash flows for the period from 9 October 2024 to 30 June 2025 (the “period”) in accordance with accounting principles generally accepted in the United States of America and have been properly prepared in accordance with the requirements of The Limited Partnerships (Guernsey) Law, 1995 and the provisions of the Limited Partnership Agreement.

What we have audited

The group’s consolidated financial statements comprise:

•	the Consolidated Statement of Assets, Liabilities and Partners’ Capital as at 30 June 2025;

•	the Consolidated Schedule of Investments as at 30 June 2025;

•	the Consolidated Statement of Operations for the period then ended;

•	the Consolidated Statement of Changes in Partners’ Capital for the period then ended;

•	the Consolidated Statement of Cashflows for the period then ended; and

•	the notes to the consolidated financial statements, which include a description of the significant accounting policies.

Basis for opinion

We conducted our audit in accordance with International Standards on Auditing (“ISAs”). Our responsibilities under those standards are further described in the Auditor’s responsibilities for the audit of the consolidated financial statements section of our report.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Independence

We are independent of the group in accordance with the International Code of Ethics for Professional Accountants (including International Independence Standards) issued by the International Ethics Standards Board for Accountants (“IESBA Code”). We have fulfilled our other ethical responsibilities in accordance with the IESBA Code.

Other information

The general partner is responsible for the other information. The other information comprises the Table of Contents and the Administration but does not include the consolidated financial statements and our auditor’s report thereon.

Our opinion on the consolidated financial statements does not cover the other information and we do not express any form of assurance conclusion thereon.

In connection with our audit of the consolidated financial statements, our responsibility is to read the other information identified above and, in doing so, consider whether the other information is materially inconsistent with the consolidated financial statements or our knowledge obtained in the audit, or otherwise appears to be materially misstated. If, based on the work we have performed, we conclude that there is a material misstatement of this other information, we are required to report that fact. We have nothing to report in this regard.

Responsibilities of the general partner for the consolidated financial statements

The general partner is responsible for the preparation of the consolidated financial statements that give a true and fair view in accordance with accounting principles generally accepted in the United States of America, the requirements of Guernsey law, the provisions of the Limited Partnership Agreement and for such internal control as the general partner determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, the general partner is responsible for assessing the group’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless the general partner either intends to liquidate the group or to cease operations, or has no realistic alternative but to do so.

Auditor’s responsibilities for the audit of the consolidated financial statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with ISAs will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these consolidated financial statements.

As part of an audit in accordance with ISAs, we exercise professional judgement and maintain professional scepticism throughout the audit. We also:

•	Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the group’s internal control.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by the general partner.

•	Conclude on the appropriateness of the general partner’s use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the group’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor’s report to the related disclosures in the consolidated financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor’s report. However, future events or conditions may cause the group to cease to continue as a going concern.

•	Evaluate the overall presentation, structure and content of the consolidated financial statements, including the disclosures, and whether the consolidated financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

•	Obtain sufficient appropriate audit evidence regarding the financial information of the entities or business activities within the group to express an opinion on the consolidated financial statements. We are responsible for the direction, supervision and performance of the group audit. We remain solely responsible for our audit opinion.

We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

Use of this report

This independent auditor’s report, including the opinion, has been prepared for and only for the partners as a body in accordance with the Limited Partnership Agreement, Section 18 of The Limited Partnerships (Guernsey) Law, 1995 and for no other purpose. We do not, in giving this opinion, accept or assume responsibility for any other purpose or to any other person to whom this report is shown or into whose hands it may come save where expressly agreed by our prior consent in writing.

/s/ PricewaterhouseCoopers CI LLP

PricewaterhouseCoopers CI LLP

Chartered Accountants

Guernsey, Channel Islands

19 September 2025

The maintenance and integrity of the group’s website is the responsibility of the general partner; the work carried out by the auditor does not involve consideration of these matters and, accordingly, the auditor accepts no responsibility for any changes that may have occurred to the financial statements that are presented on the website.

Legislation in Guernsey governing the preparation and dissemination of financial statements may differ from legislation in other jurisdictions.

C-SCOF SEED VEHICLE, L.P.

CONSOLIDATED STATEMENT OF ASSETS, LIABILITIES AND PARTNERS’ CAPITAL

30 June 2025

		30 June 2025
	Notes
Assets
Portfolio investments, at fair value (cost: $15,837,545)	3	$19,660,910
Other assets		206,362
Prepaid investments cost	8	34,150,701
Capital contribution receivable	9	300,000
Cash and cash equivalents		406,908,423

Total Assets		$461,226,396

Liabilities
Accrued expenses and other liabilities		$777,749

Total Liabilities		777,749

Partners’ Capital
Limited Partners		460,448,647

Total Partners’ Capital		460,448,647

Total Liabilities and Partners’ Capital		$461,226,396

The consolidated financial statements on pages 5 to 12 were approved by Coller Private Market Secondaries Advisors, LLC as sole director of C-SCOF GP Limited by:-

/s/ Josh Schnurman

Josh Schnurman

Director of Coller Private Market Secondaries Advisor, LLC

17 September 2025

The accompanying notes are an integral part of these consolidated financial statements.

Independent Auditor’s Report - pages 3-4.

C-SCOF SEED VEHICLE, L.P.

CONSOLIDATED SCHEDULE OF INVESTMENTS

30 June 2025

	Cumulative Cost	Cumulative Realisations	Fair Market Value
Portfolio of investments

Senior Loan Fund II (GBP) SLP	5,185,690	(129,359)	6,001,576
Pemberton Mid-Market Debt Fund III SCSP SICAV-RAIF	3,762,044	(125,056)	4,376,060
Mercer Private Investment Partners VI SICAV-SIF	7,144,226	-	9,283,274

TOTAL PORTFOLIO OF INVESTMENTS	$16,091,960	(254,415)	19,660,910

The accompanying notes are an integral part of these consolidated financial statements.

Independent Auditor’s Report - pages 3-4.

C-SCOF SEED VEHICLE, L.P.

CONSOLIDATED STATEMENT OF OPERATIONS

Period ended 30 June 2025
Income
Bank deposit interest	$369,621

Total income	369,621

Expenses
Organisational expenses	500,000
Other expenses	284,030

Total expenses	784,030

Net investment income / (loss)	(414,409)

Realised and unrealised gain / (loss)
Net unrealised gain / (loss) on portfolio investments	3,823,365
Net realised and unrealised gain / (loss) on foreign exchange	(498,534)

Net realised and unrealised gain / (loss)	3,324,831

Net increase / (decrease) in Partners’ Capital resulting from operations	$2,910,422

The accompanying notes are an integral part of these consolidated financial statements.

Independent Auditor’s Report - pages 3-4.

C-SCOF SEED VEHICLE, L.P.

CONSOLIDATED STATEMENT OF CHANGES IN PARTNERS’ CAPITAL

For the period from 9 October 2024 to 30 June 2025

	Limited Partner	Total

Partners’ Capital 9 October 2024	$-	$-

Net investment income / (loss)	(414,409)	(414,409)
Net unrealised gain / (loss) on portfolio investments	3,823,365	3,823,365
Net realised and unrealised gain / (loss) on foreign exchange	(498,534)	(498,534)

Net increase / (decrease) in Partners’ Capital resulting from operations	2,910,422	2,910,422

Capital contributions	457,538,225	457,538,225

Partners’ Capital 30 June 2025	$460,448,647	$460,448,647

The accompanying notes are an integral part of these consolidated financial statements.

Independent Auditor’s Report - pages 3-4.

C-SCOF SEED VEHICLE, L.P.

CONSOLIDATED STATEMENT OF CASHFLOWS

Period ended
30 June 2025
Cash flows from operating activities
Net increase / (decrease) in Partners’ Capital resulting from operations	$2,910,422

Adjustments to reconcile net increase / (decrease) in Partners’ Capital resulting from operations to net cash provided by / (used for) operating activities:

Contributions to portfolio investments	(16,091,960)
Prepayments to portfolio investments	(34,150,701)
Distributions received from portfolio investments	254,415
Net unrealised (gain) / loss on portfolio investments	(3,823,365)
(Increase) / decrease in other assets	(206,362)
Increase / (decrease) in accrued expenses and other liabilities	777,749

Net cash provided by / (used for) operating activities	(50,329,802)
Cash flows from financing activities
Capital contributions from Partners	457,238,225

Net cash provided by / (used for) financing activities	457,238,225

Net increase / (decrease) in cash and cash equivalents	406,908,423
Cash and cash equivalents, beginning of period	-

Cash and cash equivalents, end of period	$406,908,423

The accompanying notes are an integral part of these consolidated financial statements.

Independent Auditor’s Report - pages 3-4.

C-SCOF SEED VEHICLE, L.P.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1	CREATION OF PARTNERSHIP

C-SCOF Seed Vehicle, L.P. (the “Partnership”) was formed as a Guernsey Limited Partnership effective 9 October 2024. The General Partner of the Partnership is C-SCOF GP Limited (the “General Partner”), a Guernsey Limited Company. The Partnership held its first closing on 14 February 2025 and its final closing on 26 June 2025.

The Partnership’s principal purpose is to carry on the business of identifying, researching, negotiating, making, holding, monitoring and realising Investments in accordance with the amended and restated agreement of the limited partnership with the principal objective of achieving a conversion event. As of 1 July 2025, the Partnership and Special Purpose Vehicles within the Group, as defined in Note 2, were reorganised with and into Coller Private Credit Secondaries.

2	PRINCIPAL ACCOUNTING POLICIES

Basis of accounting

These audited financial statements are prepared on a going concern basis in accordance with the accounting policies generally accepted in the United States of America (“U.S. GAAP”). The Partnership is an investment company as defined by Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 946. Therefore the Partnership follows the accounting and financial reporting guidance for investment companies.

The conversion event was reached on 1 July 2025, where the Partnership and the Special Purpose Vehicles were reorganised with and into Coller Private Credit Secondaries. The General Partner has elected to continue to prepare these consolidated financial statements on a going concern basis, in line with the provisions of ASC 205-30 and ASC 205-40, as the conversion event was planned and written within the terms of the limited partnership agreement dated 14 February 2025 of the Partnership.

Basis of financial statements preparation

Comparative information is not provided.

The consolidated financial statements of the Partnership include the accounts of the Partnership and its wholly owned Special Purpose Vehicles, C-SCOF Blocker 1, L.P. and C-SCOF Investments 1, LLC, which is wholly owned by C-SCOF Blocker 1, L.P. The Special Purpose Vehicles and the Partnership are together referred to as the “Group”.

The General Partner has concluded to consolidate all of the wholly owned Special Purpose Vehicles of the Partnership as part of these consolidated financial statements because they are managed and controlled by the General Partner, as well as being wholly owned. The investments of the Group have not been consolidated as part of these consolidated financial statements because they are held as part of the investment portfolio with a view to ultimate realisation, and hence they have not been consolidated in line with the provisions of ASC 946. All intercompany accounts and transactions have been eliminated upon consolidation.

Investment acquisition

Purchases of investments are typically recognised on the trade date. Investments are recognised at fair value, including all costs associated with the acquisition.

Unrealised gains and losses are presented in the Consolidated Statement of Operations.

Investment classification

Secondary investments will often involve acquiring a portfolio of assets and interests from one specific counterparty. In order to provide a better representation of the nature of these investments within the consolidated financial statements, investments may be aggregated together on a “deal” basis.

Investment valuation All investments are recorded at fair value. FASB ASC 820-10-35-59 permits the Group, as a practical expedient, to estimate the fair value of its investments in certain entities that calculate net asset value per share (or its equivalent) by using such net asset value. In the audited consoldiated financial statements, the Group will generally use the practical expedient to estimate the fair value of its investments in certain entities that calculate net asset value per share (or its equivalent) by using such net asset value. If the General Partner determines that such net asset value does not represent fair value, a fair value determination is made by the General Partner. In making that determination, the General Partner will consider whether it is appropriate, in light of all relevant circumstances, to value the investments at the net asset value last reported or whether to adjust such value to reflect a premium or discount to such net asset value. These are reviewed by the Investment Adviser’s Valuation Committee meeting.

The General Partner may also elect not to utilise the practical expedient. In those cases, the principles of FASB ASC 820 shall be applied. Such investments are carried at fair value as estimated by the General Partner. These valuations are determined using methods considered by the General Partner to be most appropriate for the type of investment. These are reviewed in the Investment Adviser’s Valuation Committee meeting and the valuation technique is consistently applied as further detailed in Note 3. From time to time, the technique may be adjusted or changed as it relates to a specific investment if new information becomes available or information that was previously available is no longer available.

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires the General Partner to make estimates and assumptions that affect the amounts and disclosures in the consolidated financial statements. Actual results could differ from those estimates included in the consolidated financial statements.

Investment realisations

All realised gains and losses on investments are treated as capital and are recognised through the Consolidated Statement of Operations.

C-SCOF SEED VEHICLE, L.P.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2	PRINCIPAL ACCOUNTING POLICIES (CONTINUED)

Foreign currency

The functional currency is US Dollars and all balances are presented in US Dollars. Assets and liabilities in currencies other than US Dollars are translated into US Dollars at the rate of exchange ruling at the date of the Consolidated Statement of Assets, Liabilities and Partners’ Capital. Transactions in currencies other than US Dollars are translated into the reporting currency at the rate of exchange ruling at the date of the transaction. Realised and unrealised foreign exchange differences are recognised through the Consolidated Statement of Operations.

Cash and cash equivalents

Cash and cash equivalents have an original maturity of not more than 90 days and comprise amounts held on deposit with banks.

Income

Bank deposit interest is accounted for on an accruals basis.

Expenses

Expenses are accounted for on an accruals basis.

Organisational expenses

Organisational expenses incurred in the formation of the Partnership and the Special Purpose Vehicles are expensed as they are incurred.

3	FAIR VALUE INFORMATION

ASC 820, Fair Value Measurements, establishes a fair value hierarchy for inputs used to measure fair value that maximises the use of observable inputs and minimises the use of unobservable inputs by requiring that most observable inputs be used when available. Observable inputs are those that market participants would use in pricing the asset or liability based on market data obtained from sources independent of the Partnership. Unobservable inputs reflect the Group’s assumptions about the inputs market participants would use in pricing the asset or liability based on the best information available in the circumstances. The fair value hierarchy is categorised into three levels based on the inputs as follows:

Level 1 - The unadjusted quoted price in an active market for identical assets or liabilities that the entity can access at the measurement date;

Level 2 - Inputs other than quoted prices included within Level 1 that are observable (i.e. developed using market data) for the asset or liability, either directly or indirectly;

Level 3 - Inputs are unobservable (i.e. for which market data is unavailable) for the asset or liability.

As at 30 June 2025, all the investments are measured at fair value using the net asset value per share (or equivalent) practical expedient. On this basis, these investments are not required to be categorised in the fair value hierarchy. These investments are closed ended investment vehicles which provide for no liquidity or redemption options and are not readily marketable.

Holdings greater than 5% of Total Partners’ Capital

As at 30 June 2025, the Group does not hold any individual investments that exceed 5% of the Total Partners’ Capital.

Analysis of investments

The Group’s investments can be analysed by investment strategy as follows:

	Fair value as at 30 June 2025	% of FMV
Direct Lending (Senior)	10,377,636	53%
Opportunistic Credit	9,283,274	47%
Total	19,660,910	100%

The Group’s investments can be analysed by geography as follows:

	Fair value as at 30 June 2025	% of FMV
Europe	10,377,636	53%
Rest of The World	9,283,274	47%
Total	19,660,910	100%

C-SCOF SEED VEHICLE, L.P.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

4	TAXATION STATUS

The Partnership holds a 99.9% interest in C-SCOF Investments 1, LLC and a 0.1% interest through C-SCOF Blocker 1, L.P. C-SCOF Blocker 1, L.P. is a Guernsey Limited Partnership that has elected to be treated as a Corporation for U.S. tax reporting purposes. Any provisions for taxation recognised in these entities will be reflected in the consolidated financial statements. With regards to the Partnership itself, any tax liabilities that may arise, on income or capital, are borne by the individual Partners comprising the Partnership, accordingly, no separate provision for taxation is made in the consolidated financial statements of the Group.

Any tax liabilities that may arise, on income or capital, are borne by the individual Partners comprising the Partnership. Accordingly, no provision for taxation is made in these consolidated financial statements.

ASC 740 “Income taxes” requires the General Partner to determine whether a tax position of the Group is more likely than not to be sustained upon examination, including resolution of any related appeals or investigations, based on the technical merits of the position.

The General Partner has determined that ASC 740 does not have a material effect on the Consolidated Statement of Operations or the Consolidated Statement of Changes in Partners’ Capital. Tax returns are filed as prescribed by the tax laws of the jurisdictions in which the Group has activities. In completing its assessment of the Group’s tax positions, the General Partner has considered all tax years that remain subject to examination by each jurisdiction under the relevant statute of limitations.

The Group accrues interest and penalties that may be assessed by the taxing authorities on any underpayment of tax. Interest and penalties are recognised in the Consolidated Statement of Operations, but there were no interest or penalties to be accrued for by the Group at the reporting date.

5	RELATED PARTY TRANSACTIONS

No related party transactions have taken place other than those already disclosed in the financial statements.

6	FINANCIAL HIGHLIGHTS

	Limited Partners’ capital:	Limited Partners’ Committed capital:
- Other expenses	0.1%	0.1%
Net investment (income) / loss	0.1%	0.1%

These ratios are based on the net investment income allocation of the Group, and do not include the Group’s share of any such items in respect of the investments in the Consolidated Schedule of Investments. These ratios also do not include realised and unrealised gains / losses in the Consolidated Statement of Operations.

Given the Group has only been in operation for a short period of time, the General Partner has not elected to disclose the computed IRRs as they may not provide a meaningful or accurate representation of the Group’s performance.

7	RISK FACTORS

In the normal course of business, the Group encounters a variety of economic risks. The Group is exposed to foreign exchange risk primarily from investments denominated in currencies other than US Dollars.

Other economic risks such as credit risk and market risk may arise unexpectedly and influence decisions on exit strategy and asset disposals, and may affect the ultimate value of the investments.

The Group’s investments are subject to the risks associated with investing in private equity securities of which the market is generally illiquid, and there can be no assurance that the Group will be able to realise such investments in a timely manner.

8	PREPAID INVESTMENT COST

The prepaid investment cost relates to the funding of a portfolio investment Mogul, which was funded on 30 June 2025. The positions were not recognised as investments until final completion on 1 July 2025, hence the cost of these positions has been recorded as a prepayment as at 30 June 2025.

9	CAPITAL CONTRIBUTION RECEIVABLE

This relates to capital contribution receivable as the capital call was issued before 30 June 2025. The capital contribution was fully received on 2 July 2025.

10	COMMITMENTS

As at 30 June 2025, the Group’s investments had outstanding and undrawn commitments of $7 million. Included within the prepaid investment cost presented on the balance sheet were four investment positions transferred on 1 July 2025, which had unfunded commitments of $55 million. In addition, three other investment positions, also transferred on 1 July 2025, had unfunded commitments of $22 million. These were not prepaid as of 30 June 2025 and therefore not reflected in the prepaid investment cost.

11	SUBSEQUENT EVENTS

On 1 July 2025, the Group reorganised with and into Coller Private Credit Secondaries. There were no further subsequent events that require disclosure in the consolidated financial statements.